Exhibit 2.3

AMENllEll & RESTATED ARTICLF.S OF INCORPORATION OF HUMBLE ENERCY, INC. 2022 NOY - 3 AM 10= 12 NOVEMBER 2. 2022 Paul Strickland . being the Secretary and sole Olliccr "r HUi' . - IBLE ENERGY . INC .. a corporation (the "Corporation") duly organized under the Florida Corporation Business Act (the "Acf') . docs hereby ccrtif,· as it,llows : I. The name or the Corporation is HUMBLE ENERGY. INC. 1 The terms and pro \ 'isions of these amended and restated Articles nr Incorporation ("Articks") were allirmativcly appruved hy the holders or a majority of the issued and outstanding shares of all capital stock of the Corporation as of JANU, \ RY 10 . 2022 . The number of votes cast pursuant lo such cunsent was sullicicnt for approval of the Articles . The Articles shall he effective upon filing with the Department or State of the State of Florida (the "Effccti \ 'c llatc··) . 3. Pursuant to Sections 607.1003 and 607.1007 of the Act. the text of the Articles of lnwrporation Dfthc Corporation arc hereby adopted in their entirety as follows: ARTICLE I - NAME The name of the C,,rporation shall he: HUMBLE ENERGY INC. ARTICLE II PRINCIPAL OFFICF. The principal place uf business/mailing address of the Corporation is 447 Brnadwav "nd Floor l lnjf I rn New York NY I OQ J, . ARTICLE III - PlJRPOSF. The purpose uf thc Corporation is lo engage in any lawful acl or activity fur which a corporation may he organized under the laws of the Act . ARTICLE IV SHAHES Section IV . I Authorized Shares . This Corporation is authorized to issue two classes or stock tu he designated . respcctivcl,· . !'referred Stock ("l'refrrred Stock") and Common Stock ("Common Stock") . The total number of shares of stDck the corporation is authorized to have is 2 . 001 . 000 . 000 (five hundred and one mill inn shares) . The total authorized shares shall cnnsist of 2 . 000 . 000 . 000 shares or C,,mmnn Stock "·ith a rar value of . 000 I and 1 . 000 . 000 shares of i'rclerred stock with a par value of . 000 I per share .

Section IV . 2 Common Stock . Each holder of n : conJ or Common Stock shall have the right lo one vole for each share l 1 f Commun Stock registered in their name on the books of the Corporation 011 all rnallers submilled to a vote of shareholder except as the right to exercise such vote may be limited by the pruvisillns of these Restated Articles or of any class or series of Preferred Stock established hereunder . The holdns of Common Stock shall be cmitlcd to sud, dividends as may be declared by the Board of Directors from time lo time . 1 m 1 vidcd that required dividends . if any . ,ir 1 the Preferred Stock have been paid or provided i<ir . In the event of the liquidation . dissnlulion . or winding up . whether voluntary or involuntary of the Corporation . the assets and funds of the Corpmatinn available for distribution to shareholders . and remaining after the payment lo holders of Preferred Stock of the amounts (irany) lo which they arc entitled . shall he divided and paid to the holders or the Comnwn Stock according to their respective shares . Section 1 \ / . 3 Preferred Stock . The Preferred Stock may he cn .: atc .: J and issued in one or more dasscs or scrit .: s at sud 1 time or times and for such consideration as the : Board of Din : ctors of the Corporation may Jt .: tcrmim :. from time l 1 time . \ vith such c . ksignations . prdC'rcnccs . conversion rights . cumulatin :. n : lati \ ·c . participating . optional or other rights . including voting rights . qualilications . limitations or restrict inns thereof as shall he stated and expn : sscd in thc resolution or resolutions providing for the creation and issuance of such S 1 - . Til's of Prcferred Stock as adopted hy the lloard of Directors pursuant lo the authorit,· in this raragrarh given . Each class or series shall be so Lksignatnl as to distinguish the shar 1 - . ·s thtreot· from the shares of all other classes and series . Section IV . 4 Series A Preferred Stock . t \ series or authorized Preferred Stock is herehy created having thl' designation . number of shares . powers . prcfncnces . rights . qualifications . limitations and rcstricti,,ns thereof arc herehy fixed . as follows : (a) Designation. Par Value and Nurnhcr. The Preferred Stock shall be divided into serks. 1.000.000 shares of Prcl"crred Stock arc lo he designated as the ""Series A Preferred Stock"". par value .000 I (h) Votin . Each share or Snies A Preferred shall have Super Voting rights of 20 . 000 rnlcs at any meeting for each I share of Series A l'rcl"crred held . The holders of the Series 1 \ Preferred Stllck shall he entitled lo notice or all meetings ofsharchuldcrs and the rights related to voting in accordance with the J \ ct and the Rylaws of thl' Corporation . (e) Conversion . Each share or Series A Preferred may he converted into 900 sharl'S of common stu ...: k ( I : 900 ) convl'rs 1 un rate . The righ t to convert rests solely upon the holtkr . id) Dividends . Each holder of Series A Preferred shall be paid twice the amount pf diviJc .: rH . b issuc .: <l by the Company to cummnn stoLklwldcrs on a pro rala hasis with the numhcr or Series A Prckrred shares held . (e) I iQui<lation Pn:kn;oq;. ( i) General. In the event uf anv sale nr all or substantially all or the assets of the Curporatiun . a sale of the Corporation . a dissolution . liquidation . bankruptcy . reorganization or othcr wind - down or the Corr,oratinn . whether vnluntary or otherwise (a · • Liquidation F . nnf") . alter pavmcnt or provision for payment or the Corporation ·s debts and other liabilities . the holders of the Series ; \ Preferred Stuck . on a pro rata basis . shall he entitled to receive . prior and in prclcrence tu any distribution or payment made to the hnlders or an \ ' or the issued and llUIStanding shares ur Comnrnn Stuck . out or the Corporation \ remaining nt .: t assds . an aggn : gate amount equal to $ 4 . 000 . 000 . (ii) lnsullicicnt Funds . IL upon the on : urrence or a Liquidation Event . after pavment or provision r,,r payment ,,r the dchts and other liabilities of the Corporation and preferences or other rights granted lo the holders of the Series A l'rclcrred Stock . the remaining net assets and funds or the Corporation legally available for distribution to shareholders by reason of their ownership or stock of the Corporation shall he insurncient to pay the liquidation preference or the holders "r the Series t \ Prefrrred Stock. then nu such distribution shall be made on account of any shares of any other class or series "r capital stock or the Corporation and the entire assets and funds or the Corporation legally available for distribution to shareholders by reason or their ownership ur stock of the Corp,,ration shall be distributed rro rata among the holders or the Series A Prclcrred Stock in pruportion to the preferential amount each such holder is othc .: rwise cntitkd to receive . (f) Rc js1ratjQ1J . The holders or1hc Series 1 \ Prekrred Slllck shall have a right of tirsl refusal lo participate in m purchase stock in am· registration statement tiled by the Corporatinn . (g) Transkr. Subject to cumpliancc with federal. stale or _jurisdictiL>nal securities laws. the Series/ \ Preferred Stock arc freely assignahlc and transkrahlc hy the holder. ARTICLE V OFFICEl{S AND DIRECTORS The number or directors that shall constitute the Huard of Directors of the Corporatinn shall he tixcd in the manner prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may he prescribed by the Bylaws . No decrease in the number or directors shall have the clfrct of shortening the term of any incumhcnt director . ARTICLE VI AMF.NIJMF.NTS TO BYLAWS The Board or Direcll>rs "r this Cnrpnration is expressly authorized to ad"pt . amend or repeal the Hy laws uf this Corporation . many provision thereof . ARTICLE VII - RECISTF.RED AC ENT The registered ollice in the Stale ul· Florida is I "OU Snuth l'inc Island Rd . Plantation . Florida 33324 . Broward County . The naml' of its registered agent at such aJJrcss is Nalional Rt .: gistcrc<l Agents . Inc . 3

ARTICLE VIII – INDEMNIFICATION

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by the Act and other applicable law as it presently exists or may hereafter be amended, any person (a "**Covered Person**") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (a "**Proceeding**"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability, damages, and loss suffered and expenses (including attorneys' fees) actually and reasonably incurred by such Covered Person. Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX – AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Act, as amended from time to time, relating to affiliated transactions.

ARTICLE X – CONTROL SHARE ACQUISITIONS

This Corporation expressly elects not to be governed by Section 607.0902 of the Act, as amended from time to time, relating to control share acquisitions.

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IN WITNESS \ VHERlcOF. the Corporatiun has caused these Amcndc·d and Restated Articles or Incorporation In he signed hy Paul Strickland. its Secretary. as of the date lirst above ,vritti:n. Bv: Name: Paul Strickland Title: Secretarv